Exhibit 13

PERFORMANCE GRAPH

The graphs below match Ameriprise Financial, Inc.'s cumulative total shareholder return on common stock with the cumulative total returns of the S&P 500 Index and the S&P 500 Financials Index for two time periods: five years and since Ameriprise Financial became an independent, public company in 2005. The graphs track the performance of a $100 investment in our common stock and in each index (with the reinvestment of all dividends) to Dec. 31, 2021.

Comparison of a five-year cumulative total return*
Ameriprise Financial, Inc., the S&P 500 Index and the S&P 500 Financials Index


$350
$300
$250
$200
$150
$100
$50
0
12/16
12/17
12/18
12/19
12/20
12/21

Comparison of cumulative total return since becoming an independent, public company*
Ameriprise Financial, Inc., the S&P 500 Index and the S&P 500 Financials Index


$1,200
$1,100
$1,000
$900
$800
$700
$600
$500
$400
$300
$200
$100
$0
9/05
12/05
12/06
12/07
12/08
12/09
12/10
12/11
12/12
12/13
12/14
12/15
12/16
12/17
12/18
12/19
12/20
12/21

● Ameriprise Financial, Inc. ● S&P 500 Index ● S&P 500 Financials Index

*$100 invested on Dec. 31, 2015, and Oct. 1, 2005 in stock or index, including reinvestment of dividends.

Source: Bloomberg.

Fiscal year ending Dec. 31.

The Standard & Poor's 500 Index (S&P 500® Index), an unmanaged index of common stocks, is frequently used as a general measure of market performance. The Index reflects reinvestment of all distributions and changes in market prices, but excludes brokerage commissions or other fees. The S&P 500 Financials Index measures the performance of financial components of the S&P 500 Index.

Past performance does not guarantee future results. It is not possible to invest directly in an index.